Exhibit No. 15

November 10, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

RE:

Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated November 10, 2008, on our reviews of the interim financial statements of Regis Corporation for the three month periods ended September 30, 2008 and 2007 and included in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2008, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota